                                                                    EXHIBIT 99.1

(STURM, RUGER LOGO)      STURM, RUGER & Company, Inc.
                         Southport, Connecticut 06890 U.S.A.
                         ALL RUGER FIREARMS ARE DESIGNED AND MANUFACTURED IN OUR
                         OWN FACTORIES IN THE UNITED STATES OF AMERICA


                                                           FOR IMMEDIATE RELEASE
For further information contact:
William B. Ruger, Jr.     603-863-3300
Stephen L. Sanetti        203-259-7843
Thomas A. Dineen          203-259-7843

                      STURM, RUGER & COMPANY, INC. REPORTS

                            THIRD QUARTER EARNINGS



        SOUTHPORT, CONNECTICUT, October 20, 2003--Sturm, Ruger & Company, Inc. (NYSE-RGR), the nation's largest producer of firearms, today reported third quarter net sales declined slightly to $36.8 million compared to $38.0 million in the third quarter of 2002. However, net income for the quarter ended September 30, 2003 increased to $3.9 million or $0.14 per share versus $1.4 million or $0.05 per share in the comparable quarter of 2002.

        For the nine months ended September 30, 2003, net sales were $109.8 million and net income was $9.4 million or $0.35 per share. For the corresponding period in 2002, net sales were $126.3 million and net income was $8.8 million or $0.33 per share.



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Sturm, Ruger Earnings page 2

        Included in the results of the third quarter and nine months ended September 30, 2003, is the pretax gain of $5.9 million or $0.13 per share after-tax from the sale of certain non-manufacturing real estate in Arizona, known as the Single-Six Ranch. Chairman William B. Ruger, Jr. explained the Company's decision to sell the ranch that was acquired by the Company in 1986, "Over time it became evident that the Single-Six Ranch was an under-utilized asset, and current market conditions indicated that the timing was right for its disposition. The sale of the ranch better positions the Company to focus more closely on our core operations while providing working capital that we can invest in strategic growth opportunities in the future."

        Mr. Ruger, Jr. commented on the results of the firearms business, "After four consecutive quarters of general industry-wide firearms sales contraction, third quarter shipments stabilized, due in large part to several of our new firearm offerings. Shipments of the Ruger New Model Single-Six revolver in the popular .17 HMR caliber, the Ruger stainless steel New Bearcat, and the Ruger M77MKII bolt-action rifles chambered for the new .300 WSM caliber in both stainless and blued steel provided some resurgence to the Ruger firearms product line."

        In addition, shipments of the MK-4NRA, a very special and unique .22 caliber pistol commemorating William B. Ruger, which commenced in July, remained strong throughout the quarter and are expected to continue into 2004. For each such special pistol sold, the Company and Davidson's, one of the nation's largest firearms distributors, will collectively contribute $25 to the NRA Foundation's William B. Ruger Endowment to help fund firearms safety and education programs, wildlife habitat conservation studies, and other worthwhile programs to help secure the legacy of sport shooting traditions.


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Sturm, Ruger Earnings page 3


        Mr. Ruger continued, "This quarter illustrates, once again, the importance of our ongoing firearms product innovation. We are committed to continue in the tradition that our Founder, William B. Ruger, engrained in the very fabric of our Company."

        Commenting on the castings segment, Mr. Ruger continued, "Although quarterly castings sales decreased by 21%, the investment castings segment's margins continue to outperform the prior year. While these results are indicative of our successful cost reduction efforts, we are aware that returning this segment to profitability is important to the long-term growth of the Company."

        The Company's success in the courtroom continues. On August 7, 2003, the Michigan Court of Appeals unanimously reversed the trial court's decision in cases brought by Detroit and Wayne County denying defendant's motion for summary disposition. This decision was based upon Michigan law which prohibits cities from bringing civil actions against manufacturers of firearms or ammunition unless the product is defective, or its sale breaches a warranty or contract with a city. President and General Counsel Stephen L. Sanetti expressed his satisfaction with the court's decision, "Once again, an appellate court has recognized that the wrong plaintiffs have improperly attempted to sue the wrong defendants under failed legal theories, based upon the actions of criminals over whom we have no control." The plaintiffs did not appeal this dismissal, which brings to eleven the number of municipal lawsuits which have been fully and finally dismissed.

        Mr. Sanetti spoke in support of federal legislation which would finally end such municipal litigation, pending in the United States Senate, "S.659 enjoys widespread support, is in accord with the



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Sturm, Ruger Earnings page 4


great number of court rulings on these cases, passed the House of Representatives by over a 2-to-1 margin, and is sponsored by a bipartisan majority of the Senate. It should be the law of the land."

        Mr. Sanetti also commented on the recently published 2003 edition of the National Safety Council's "Injury Facts" that showed, once again, the on-going decline of all firearms misuse. Since 1993, firearms homicides are down 41%, firearms suicides are down 12%, and fatal firearms accidents are down 49%, "This dramatic and beneficial national trend mirrors our own accident history, down from 69 pending product liability cases in 1979, to just 4 such cases pending today."

        Sturm, Ruger was founded in 1949. Since 1950 it has never failed to show an annual profit and has never required financing from outside sources. The Company's business segments are engaged in the manufacture of the world famous RUGER(R) brand of sporting and law enforcement firearms and titanium and steel investment castings for a wide variety of customers and end uses. Plants are located in Newport, New Hampshire and Prescott, Arizona. Corporate headquarters is located in Southport, Connecticut.

        The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company including lawsuits filed by mayors, attorneys general and other governmental entities and membership organizations, and the impact of future firearms control and


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Sturm, Ruger Earnings page 5

environmental legislation, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.


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
                          STURM, RUGER & COMPANY, INC.
             Condensed Consolidated Statements of Income (unaudited)
                    (in thousands, except per share amounts)

                                                   Three Months Ended                          Nine Months Ended
                                                      September 30,                              September 30,
                                         2003        %        2002        %           2003        %          2002         %
                                       ---------  --------  ---------  -------      ---------  --------   -----------  --------

Firearms sales                           $32,237      87.6    $32,210     84.7        $95,876      87.4      $108,366      85.8
Castings sales                             4,583      12.4      5,830     15.3         13,877      12.6        17,898      14.2
                                       ---------  --------  ---------  -------      ---------  --------   -----------  --------
     Net sales                            36,820     100.0     38,040    100.0        109,753     100.0       126,264     100.0
Cost of products sold                     31,102      84.5     31,115     81.8         85,091      77.5        97,114      76.9
                                       ---------  --------  ---------  -------      ---------  --------   -----------  --------
     Gross profit                          5,718      15.5      6,925     18.2         24,662      22.5        29,150      23.1
Expenses:
     Selling                               3,987      10.8      3,696      9.7         11,197      10.2        11,111       8.8
     General and administrative            1,465       3.9      1,504      4.0          4,532       4.1         4,720       3.7
                                       ---------  --------  ---------  -------      ---------  --------   -----------  --------
                                           5,452      14.7      5,200     13.7         15,729      14.3        15,831      12.5
                                       ---------  --------  ---------  -------      ---------  --------   -----------  --------
     Operating income                        266       0.8      1,725      4.5          8,933       8.2        13,319      10.6

     Gain on sale of real estate           5,922      16.1   ---         ---            5,922       5.4      ---         ---
     Other income-net                        243       0.6        545      1.5            861       0.7         1,367       1.1
                                       ---------  --------  ---------  -------      ---------  --------   -----------  --------
          Total other income               6,165      16.7        545      1.5          6,783       6.1         1,367       1.1
                                       ---------  --------  ---------  -------      ---------  --------   -----------  --------

     Income before income taxes            6,431      17.5      2,270      6.0         15,716      14.3        14,686      11.7

Income taxes                               2,579       7.0        910      2.4          6,302       5.7         5,889       4.7
                                       ---------  --------  ---------  -------      ---------  --------   -----------  --------

     Net Income                           $3,852      10.5     $1,360      3.6         $9,414       8.6        $8,797       7.0
                                       =========  ========  =========  =======      =========  ========   ===========  ========

Earnings per share
     Basic                                 $0.14                $0.05                   $0.35                   $0.33
     Diluted                               $0.14                $0.05                   $0.35                   $0.33

Cash dividends per share                   $0.20                $0.20                   $0.60                   $0.60

Average shares outstanding
     Basic                                26,911               26,911                  26,911                  26,911
     Diluted                              26,928               27,093                  26,914                  27,062


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
                          STURM, RUGER & COMPANY, INC.
                Condensed Consolidated Balance Sheet (unaudited)
                                 (in thousands)

                                            September 30
                                                2003
                                            ------------
Assets

Cash and cash equivalents                      $2,550
Short-term investments                         52,328
Trade receivables, net                         14,387
Inventories                                    50,475
Deferred income taxes                           6,683
Prepaid expenses and other assets               4,067
                                             --------
    Total current assets                      130,490

Property, plant and equipment                 156,654
    Less depreciation                        (128,970)
                                             --------
                                               27,684

Deferred income taxes                           8,675
Other assets                                    9,353
                                             --------
Total                                        $176,202
                                             ========

Liabilities and Stockholders' Equity

Trade accounts payable and
    accrued expenses                           $4,806
Product liability                               4,000
Employee compensation                           7,509
Workers' compensation                           4,807
Income taxes                                      906
                                             --------
    Total current liabilities                  22,028

Accrued pension liability                       5,078
Deferred income taxes                           7,857
Product liability accrual                       4,606

Stockholders' equity                          136,633
                                             --------
Total                                        $176,202
                                             ========





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